Exhibit 99.1

Alkermes Contacts:

For Investors: Sandy Coombs,  +1 781 609 6377

For Media:  Katie Joyce,   +1 781 249 8927

Alkermes Announces Second Interim Award in Janssen Pharmaceutica Arbitration

DUBLIN, April 25, 2023 – Alkermes plc (Nasdaq: ALKS) today announced that on April 19, 2023 it received a second interim award (the “Second Interim Award”) from the arbitral tribunal (the “Tribunal”) in its arbitration proceedings in respect of two license agreements with Janssen Pharmaceutica N.V. (“Janssen”), a subsidiary of Johnson & Johnson.

Pursuant to the Second Interim Award:

•	Back royalties related to fiscal year 2022 of approximately $194 million (inclusive of interest) are due to Alkermes from Janssen under the two agreements.
•	A separate Know-How Royalty (as defined in the applicable license agreement) term applies for each of INVEGA SUSTENNA®, INVEGA TRINZA® and INVEGA HAFYERA®, as follows:
o	The term for INVEGA SUSTENNA ends on Aug. 20, 2024.
o	The term for INVEGA TRINZA ends in the second quarter of 2030 (but no later than May 2030 when the applicable license agreement expires).
o	The term for INVEGA HAFYERA ends in May 2030 (when the applicable license agreement expires).
•	Royalties for CABENUVA® in the U.S. are owed until Dec. 31, 2036.

The Tribunal directed the parties to confer and advise within 21 days concerning the rate of interest and proposed further proceedings, including whether any issues remain for resolution by the Tribunal prior to the Tribunal’s issuance of a final award.

The Second Interim Award follows the Interim Award issued by the Tribunal on Dec. 21, 2022, in which the Tribunal found that, while Janssen may terminate the license agreements, it may not continue to sell Products (as defined in the license agreements) developed during the term of the license agreements without paying royalties pursuant to the terms of the respective agreements.

In accordance with the license agreements, the arbitration is being conducted pursuant to the Institute for Conflict Prevention and Resolution (CPR) Rules for Non-Administered Arbitration before a panel of three arbitrators. Alkermes does not intend to comment or provide additional information regarding the arbitration at this time.

About Alkermes plc
Alkermes plc is a fully-integrated, global biopharmaceutical company developing innovative medicines in the fields of neuroscience and oncology. The company has a portfolio of proprietary commercial products focused on alcohol dependence, opioid dependence, schizophrenia and bipolar I disorder, and a pipeline of product candidates in development for neurological disorders and cancer. Headquartered in Dublin, Ireland, Alkermes has a research and development center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and a manufacturing facility in Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Note Regarding Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning the company’s expectations regarding the back royalties and interest due to the company under the license agreements with Janssen, the respective duration of the royalty term for each product under the license agreements and expectations regarding further proceedings before the Tribunal, if any. The company cautions that forward-looking statements are inherently uncertain. The forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those expressed or implied in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others, that the terms of the final award to be issued by the Tribunal may differ from the terms of the interim awards issued by the Tribunal and may be challenged, and those risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2022 and in subsequent filings made by the company with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.

INVEGA SUSTENNA®, INVEGA TRINZA®, and INVEGA HAFYERA® are registered trademarks of Johnson & Johnson or its affiliated companies. CABENUVA® is a registered trademark of ViiV Healthcare UK (No.3) Limited.

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